Exhibit 16.1

November 28, 2005

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A for the event that occurred on November 28, 2005, to be filed by our former client, Implant Sciences Corporation.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP